Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2011 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 29, 2011--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company (the Bank), today announced net income of $87,000 or $0.03 per common diluted share for the first quarter of 2011. Net income for the quarter was impacted by a one-time charge related to the Bank’s formation of a Passive Investment Company (PIC). Excluding this one-time charge, net of a favorable income tax adjustment, net income would have been $259,000 or $0.23 per common diluted share. This compares to $243,000 or $0.21 per common diluted share for the first quarter of 2010. Total assets were $325 million on March 31, 2011 compared to $283 million on March 31, 2010, an increase of $42 million or 15%.

Total deposits on March 31, 2011 were $299 million, an increase of $45 million or 18% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $44 million or 25% while Time Deposits increased by $1 million or 1%. An increase in deposits from municipalities was a significant contributor to the growth in total deposits. At quarter-end, 19% of total deposits were in non-interest bearing demand accounts, 55% were in low-cost savings and NOW accounts, and 26% were in time deposits.

On March 31, 2011, loans outstanding were $205 million, an increase of $9 million, or 5%, over a year ago. The profile of the Company’s loan portfolio remains relatively low-risk. The Company’s allowance for loan losses as a percent of total loans was 1.13% at March 31, 2011 and March 31, 2010. The Company had non-accrual loans totaling $2.5 million equal to 1.24% of total loans on March 31, 2011 compared to non-accrual loans of $3.1 million or 1.59% of total loans a year ago. Total non-accrual loans and loans 30 or more days past due decreased from 1.66% of loans outstanding on March 31, 2010 to 1.30% of loans outstanding on March 31, 2011.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $2,968,000 in the first quarter compared to $2,856,000 a year ago, an increase of 4%. Noninterest income increased by $141,000, or 39%. This was driven by an increase of $107,000 in gains on sales of securities, a $47,000 increase in gains on loans sold, and a $42,000 increase in investment services income.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.32% for the first quarter of 2011, compared to 3.88% for the first quarter of 2010. While funding costs declined by 18 basis points, yield on earning assets also declined due to lower yields on loans and investments.

Total non-interest expenses for the first quarter were $2,652,000, an increase of $331,000 or 14% over the first quarter of 2010. The majority of this increase was in salaries and employee benefits due to the Company’s strategic investment in mortgage lending staffing. Professional fees, data processing fees, and premises and equipment expenses all declined in the first quarter of 2011 compared to the first quarter of 2010.

In January of 2011, Simsbury Bank & Trust Company formed a subsidiary Passive Investment Company (PIC). Under State of Connecticut statutes, such a company is not subject to Connecticut corporation business tax. Provided that statutory requirements and certain other conditions are met, the current annual benefit to net income of establishing the PIC should exceed $100,000. This benefit may adjust upward or downward as the Bank’s net income changes over time. First quarter 2011 net income was negatively impacted by certain non-recurring tax charges incurred in establishing the PIC, net of a favorable federal tax adjustment, resulting in a $172,000 one-time net charge reflected in the Company’s income tax provision.

“We will continue to focus on serving our current and new customers very well and thereby earning more of their business,” said SBT Bancorp President and CEO, Martin J. Geitz. “Our customer focus remains the foundation of our success as it enables us to build shareholder value with an attractive, low-cost, relationship based deposit mix; a relatively low-risk mortgage, consumer and commercial loan portfolio; and a strong capital position.”

Capital levels for the Simsbury Bank & Trust Company on March 31, 2011 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $325 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators throughout central Connecticut, a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly- owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	3/31/2011	12/31/2010	3/31/2010
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$6,456	$7,164	$6,355
Interest-bearing deposits with Federal Reserve Bank	37,682	12,574	4,692
Interest bearing deposits with the Federal Home Loan Bank	-	3	446
Federal funds sold	1,794	2,787	2,543
Money market mutual funds	8,344	8,343	9,606
Cash and cash equivalents	54,276	30,871	23,642

Interest-bearing time deposits with other bank	4,885	5,963	5,533
Investments in available-for-sale securities (at fair value)	53,812	46,289	50,308
Federal Home Loan Bank stock, at cost	660	660	631

Loans outstanding	204,750	205,118	195,553
Less allowance for loan losses	2,322	2,326	2,207
Loans, net	202,428	202,792	193,346

Premises and equipment	535	562	641
Other real estate owned	350	350	-
Accrued interest receivable	929	905	958
Bank owned life insurance	4,053	4,013	3,888
Other assets	3,195	3,162	3,650
Total other assets	9,062	8,992	9,137

TOTAL ASSETS	$325,123	$295,567	$282,597

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$58,277	$55,339	$43,812
Savings and NOW deposits	164,223	136,208	134,770
Time deposits	76,749	77,732	75,826
Total deposits	299,249	269,279	254,408

Securities sold under agreements to repurchase	2,935	3,235	4,494
Due to broker	-	-	1,013
Other liabilities	1,012	1,086	1,038
Total liabilities	303,196	273,600	260,953

Stockholders' equity:
Preferred Stock - Series A	3,862	3,851	3,816
Preferred Stock - Series B	218	219	224
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 3/31/11,
12/31/10, and 3/31/10	9,382	9,381	9,379
Retained earnings	8,174	8,255	7,856
Accumulated other comprehensive income	291	261	369
Total stockholders' equity	21,927	21,967	21,644

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$325,123	$295,567	$282,597

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the Quarter Ended
	3/31/2011	12/31/2010	3/31/2010

Interest and dividend income:
Interest and fees on loans	$2,475	$2,573	$2,501
Investment securities	398	392	470
Federal funds sold and overnight deposits	17	11	5
Total interest and dividend income	2,890	2,976	2,976

Interest expense:
Deposits	418	428	473
Repurchase agreements	8	9	10
Federal Home Loan Bank advances	-	-	-
Total interest expense	426	437	483

Net interest and dividend income	2,464	2,539	2,493

Provision for loan losses	-	150	225

Net interest and dividend income after
provision for loan losses	2,464	2,389	2,268

Noninterest income:
Service charges on deposit accounts	113	138	131
Gain on sales of available-for-sale securities	107	-	-
Other service charges and fees	131	161	154
Increase in cash surrender value
of life insurance policies	40	42	42
Gain on loans sold	47	126	-
Investment services fees and commissions	66	33	24
Other income	-	26	12
Total noninterest income	504	526	363

Noninterest expense:
Salaries and employee benefits	1,413	1,312	1,085
Premises and equipment	362	352	369
Advertising and promotions	100	119	95
Forms and supplies	52	47	34
Professional fees	158	182	203
Directors fees	39	32	48
Correspondent charges	76	74	64
Postage	21	27	24
FDIC assessment	129	106	97
Data processing	109	42	118
Other expenses	193	194	184
Total noninterest expense	2,652	2,487	2,321

Income before income taxes	316	428	310
Income tax provision	229	111	67

Net income	$87	$317	$243

Net income available to common shareholders	$23	$252	$178

Average shares outstanding, basic	864,976	864,976	864,796
Net income available per common share, basic	$0.03	$0.29	$0.21

Average shares outstanding, assuming dilution	865,256	865,434	865,181
Net income available per common share, assuming dilution	$0.03	$0.29	$0.21

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
860-408-4679 (fax)
EVP & CFO
abisceglio@simsburybank.com